Exhibit 99.1

               G&K Services Reports Fiscal 2007 Fourth
                    Quarter and Full Year Results

                Earnings per share exceed expectations;

                       Operating margins expand


    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 14, 2007--G&K Services, Inc. (Nasdaq:GKSR), today reported record revenue for the fiscal fourth quarter ended June 30, 2007 of $240.4 million, a 5.7 percent increase from previous year revenue of $227.4 million. Organic rental growth combined with revenue from acquisitions contributed to the increase in revenue over the prior-year.

    Fourth quarter earnings per diluted share exceeded expectations and totaled $0.57, an 11.8 percent increase over last year's fourth quarter. The increase in earnings compared to the prior-year was driven by solid revenue growth, efficiencies in production and delivery costs, reduced administrative expenses and a lower than anticipated effective tax rate, partially offset by increased selling expenses. The prior-year period also included a gain from a legal resolution that represented approximately $0.08 per diluted share. Excluding this gain, fourth quarter earnings per diluted share increased by 32.6 percent.

    "We're extremely pleased to report strong fourth quarter performance," said Richard Marcantonio, chairman and chief executive officer. "As expected, we delivered operating margin expansion in the fourth quarter. Clearly, the successful execution of our strategic investments continues to drive improvement in operating margin."

    Fiscal 2007 revenue reached a record $929.5 million, an increase of $48.7 million over the prior year, marking the company's 38th consecutive year of revenue growth. Organic growth from rental operations and direct sales, combined with revenue from acquisitions and the impact of currency translation, contributed to year-over-year revenue growth.

    Earnings per diluted share increased to $2.02 in fiscal 2007 from $1.97 in fiscal 2006. Record net income for fiscal 2007 reflects higher operating income driven by strong revenue growth and productivity improvements, offset by increased selling expenses, energy costs and a higher effective tax rate. In addition, this record level of net income was achieved despite the impact of the company's strategic investments to drive long-term revenue and earnings growth.

    "During the year, we continued to advance our strategic plan by enhancing our market segmentation programs, increasing our investment in sales initiatives and implementing handheld technology across our routes," Marcantonio added. "In addition, we signed an exclusive strategic agreement with Dockers(R) San Francisco to further strengthen our direct sale capabilities, completed two acquisitions to expand our market presence and announced a share repurchase program to drive greater shareholder value."

    Income Statement Review

    Fourth quarter revenue from G&K's rental business increased to $219.1 million, up 6.2 percent over the prior-year period. The company's organic rental growth rate was approximately 3.5 percent in the quarter. The organic rental growth rate is calculated using rental revenue, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results. Direct sale revenue increased to $21.3 million, up slightly over the prior-year period.

    Gross margin from rental operations for the quarter increased to
37.0 percent, up from 34.6 percent in the prior-year period. The increase in gross margin resulted from efficiencies gained from higher revenue growth, including lower production, delivery and merchandise costs. Gross margin from direct sales increased to 29.5 percent, an improvement from 26.7 percent in the prior-year period. The increase in gross margin was due primarily to improved efficiencies from higher volume at the company's Lion Uniform Group.

    Selling and administrative expenses were 22.3 percent of consolidated revenue for the quarter, up from 20.0 percent in the year-earlier period. Selling and administrative expenses increased compared to the prior-year period due to higher selling expenses, partially offset by lower administrative expenses as a result of the implementation of handheld devices across the company's route structure. In addition, the prior-year period included a gain from the resolution of a legal matter which represented approximately 1.2 percent of consolidated revenue.

    Operating margin for the fourth quarter increased to 9.2 percent of consolidated revenue, up from 8.9 percent in the prior-year period. The improvement in operating margin was a result of the incremental income from revenue growth and lower administrative expense, offset by higher selling expenses. Excluding the prior-year period legal benefit, fourth quarter operating margins increased by 150 basis points, compared to the reported increase of 30 basis points.

    The effective tax rate for the fourth quarter was 34.6 percent compared to 35.3 percent in the year-earlier period. Both the current and prior-year period reflect changes in tax reserves for certain open tax items.

    Balance Sheet and Cash Flow Statement Review

    The company's balance sheet remains strong. As of June 30, 2007, the company had total borrowings of $214.8 million and a total debt to total capitalization ratio of 26.6 percent. Total stockholders' equity increased to $592.0 million.

    Cash provided by operating activities increased to $80.4 million in fiscal 2007, up from $69.5 million in the prior-year. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and lower net working capital investment needed to support the business. Cash used for property, plant and equipment during the twelve month period totaled $31.5 million compared to $32.0 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, increased to $48.9 million, up from $37.6 million in the prior fiscal year.

    As previously disclosed, the company initiated a share repurchase program to purchase up to $100.0 million of the company's outstanding common stock. During the fourth quarter, the company bought back
232,000 shares of common stock outstanding.

    Outlook

    The company expects fiscal 2008 first quarter revenue to range from $240.0 million to $243.0 million and earnings per diluted share from $0.52 to $0.56. The revenue guidance reflects revenue from recently announced acquisitions, rental organic growth consistent with the most recent quarter and year-over-year direct sale revenue growth. The earnings guidance reflects continued improvement in the overall business, expenses related to the company's ongoing strategic investment in marketing, sales, and systems initiatives, higher energy costs and a more normalized tax rate.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through September 14, 2007.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 160 processing facilities and branch offices, serving more than 160,000 customers.



                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries

                                   For the              For the
                             Three Months Ended   Twelve Months Ended
                            ------------------------------------------
                            June 30,    July 1,    June 30,   July 1,
(U.S. Dollars, in             2007       2006        2007      2006
 thousands, except per
 share data)
----------------------------------------------------------------------

----------------------------------------------------------------------
Revenues
  Rental operations         $ 219,128 $   206,255 $  847,401 $ 801,240
  Direct sales                 21,280      21,151     82,141    79,603
----------------------------------------------------------------------
     Total revenues           240,408     227,406    929,542   880,843
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations   137,956     134,978    541,392   518,543
  Cost of direct sales         15,000      15,507     59,579    57,522
  Selling and
   administrative              53,583      45,433    203,614   186,652
  Depreciation and
   amortization                11,819      11,137     45,595    43,263
----------------------------------------------------------------------
     Total operating
      expenses                218,358     207,055    850,180   805,980
----------------------------------------------------------------------
Income from Operations         22,050      20,351     79,362    74,863
  Interest expense              3,375       3,514     13,901    13,226
  --------------------------------------------------------------------
Income before Income Taxes     18,675      16,837     65,461    61,637
  Provision for income
   taxes                        6,470       5,949     22,271    19,786
----------------------------------------------------------------------
Net Income                  $  12,205 $    10,888 $   43,190 $  41,851
----------------------------------------------------------------------
  Basic weighted average
   number of shares
   outstanding                 21,298      21,164     21,245    21,093
Basic Earnings Per Common
 Share                      $    0.57 $      0.51 $     2.03 $    1.98
----------------------------------------------------------------------
  Diluted weighted average
   number of shares
   outstanding                 21,502      21,333     21,424    21,253
Diluted Earnings Per Common
 Share                      $    0.57 $      0.51 $     2.02 $    1.97
----------------------------------------------------------------------
Dividends per share         $  0.0400 $    0.0175 $  0.1600  $  0.0700




                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)
                                                   June 30,   July 1,
                                                     2007      2006
(U.S. dollars, in thousands)
----------------------------------------------------------------------
ASSETS
Current Assets
    Cash and cash equivalents                       $ 22,759  $ 19,690
    Accounts receivable, net                          98,276    94,964
    Inventories                                      140,780   141,031
    Prepaid expenses                                  14,167    15,552
----------------------------------------------------------------------
         Total current assets                        275,982   271,237
----------------------------------------------------------------------

Property, Plant and Equipment, net                   255,996   249,001
Other Assets                                         459,091   430,854
----------------------------------------------------------------------
                                                   $ 991,069 $ 951,092
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable                                 $21,911   $27,404
    Accrued expenses                                  68,182    72,999
    Deferred income taxes                              6,568    10,419
    Current maturities of long-term debt              65,838    18,199
----------------------------------------------------------------------
         Total current liabilities                   162,499   129,021
----------------------------------------------------------------------

Long-Term Debt, net of current maturities            149,005   195,355
Deferred Income Taxes                                 34,298    34,343
Other Noncurrent Liabilities                          53,279    44,985
Stockholders' Equity                                 591,988   547,388
----------------------------------------------------------------------
                                                   $ 991,069 $ 951,092
----------------------------------------------------------------------




           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)
                                           For the Twelve Months Ended
                                           ---------------------------
                                             June 30,       July 1
(U.S. dollars, in thousands)                   2007          2006
----------------------------------------------------------------------
Operating Activities:
  Net income                                   $ 43,190      $ 41,851
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
  Depreciation and amortization                  45,595        43,263
  Stock-based compensation                        4,208         3,935
  Deferred income taxes                          (1,037)         (102)
  Changes in current operating items,
   exclusive of acquisitions                    (14,982)      (21,526)
  Other, net                                      3,415         2,100
----------------------------------------------------------------------
Net cash provided by operating activities        80,389        69,521
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment
   additions, net                               (31,515)      (31,968)
  Acquisition of business assets and
   other                                        (46,966)      (11,455)
  Purchase of investments                        (2,688)       (1,967)
----------------------------------------------------------------------
Net cash used for investing activities          (81,169)      (45,390)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                   (7,710)       (7,835)
  (Repayments of) proceeds from short-
   term borrowings, net                          19,467       (14,228)
  Cash dividends paid                            (3,436)       (1,493)
  Sale of common stock                            3,279         2,958
  Repurchase of common stock                     (7,883)            -
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                       3,717       (20,598)
----------------------------------------------------------------------
Increase in Cash and Cash Equivalents             2,936         3,533
Effect of Exchange Rates on Cash                    132           812

Cash and Cash Equivalents:
  Beginning of period                            19,690        15,345
----------------------------------------------------------------------
  End of period                                $ 22,759      $ 19,690
----------------------------------------------------------------------
Supplemental Cash Flow Information:
  Non-Cash Transactions -
      Debt issued to seller in connection
       with business acquisitions              $      -      $ (1,419)
----------------------------------------------------------------------



    CONTACT: G&K Services, Inc.
             Jeffrey L. Wright, 952-912-5500
             Senior Vice President and Chief Financial Officer or
             Glenn L. Stolt, 952-912-5500
             Vice President and Treasurer
             or
             Shayn R. Carlson, 952-912-5500
             Director of Investor Relations